Exhibit 99.1

AVROBIO Appoints Dr. Gail Farfel to its Board of Directors

CAMBRIDGE, Mass.—Oct. 21, 2020—AVROBIO, Inc. (Nasdaq: AVRO), a leading clinical-stage gene therapy company with a mission to free people from a lifetime of genetic disease, today announced the appointment of Gail M. Farfel, Ph.D., to its Board of Directors. Dr. Farfel brings more than 25 years of pharmaceutical development and regulatory experience in rare diseases with both large and small pharmaceutical companies.

“Gail’s deep experience in rare disease, with a focus on neuroscience, and her expertise in leading global product development and regulatory approvals is highly relevant to our growing pipeline of investigational gene therapies that target lysosomal disorders, devastating disorders that impact both the body and brain,” said Geoff MacKay, president and CEO of AVROBIO. “We’re delighted to welcome Gail to the AVROBIO board. Her experience in advancing therapies from early development through commercialization provides us with additional expertise as we continue to advance our pipeline of investigational gene therapies for the treatment of rare lysosomal disorders.”

Dr. Farfel has been executive vice president and global chief development officer at Zogenix, Inc., a rare disease company, since July 2015. At Zogenix, Dr. Farfel leads all product development activities, including preclinical and clinical development, and regulatory strategy. Prior to joining Zogenix, Dr. Farfel was chief clinical and regulatory officer of Marinus Pharmaceuticals, establishing and overseeing clinical, medical and regulatory strategies for adult and pediatric seizure disorders, including a pediatric epileptic orphan disease. Previously, Dr. Farfel was vice president, therapeutic area head for neuroscience clinical development and medical affairs at Novartis Pharmaceuticals Corporation, where she oversaw a portfolio of products for multiple sclerosis, Alzheimer’s disease and Parkinson’s disease.

Dr. Farfel began her career in pharmaceutical drug development at Pfizer Inc., where she worked in clinical development and global medical affairs, directing programs through all stages of clinical development and regulatory submissions.

Dr. Farfel has authored more than 50 scientific articles in the areas of neuropsychopharmacology and drug effects. She currently serves on the board of directors of DURECT Corporation (Nasdaq: DRRX) and is a director on the Board of the American Society for Experimental Neurotherapeutics. She holds a Ph.D. in neuropsychopharmacology from the University of Chicago, where she received the Ginsburg Prize for Dissertation Excellence and is a director on the Medical and Biological Sciences Alumni Board. Dr. Farfel also holds a bachelor’s degree in biochemistry from the University of Virginia.

About AVROBIO

Our vision is to bring personalized gene therapy to the world. We aim to halt, reverse or prevent disease throughout the body with a single dose of gene therapy designed to drive durable expression of functional protein, even in hard-to-reach tissues and organs including the brain, muscle and bone. Our clinical-stage programs include Fabry disease, Gaucher disease and cystinosis and we also are advancing preclinical programs in Hunter syndrome and Pompe disease. AVROBIO is powered by the plato® gene therapy platform, our foundation designed to scale gene therapy worldwide. We are headquartered in Cambridge, Mass., with an office in Toronto, Ontario. For additional information, visit avrobio.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statement

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the expected benefits from the appointment of Dr. Farfel to our board of directors, the expected benefits, timing and results of our implementation of our gene therapy programs, as well as the expected benefits of our plato platform.

Any forward-looking statements in this press release are based on AVROBIO’s current expectations, estimates and projections about our industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of AVROBIO’s product candidates will not be successfully developed or commercialized, the risk of cessation or delay of any ongoing or planned preclinical or clinical trials of AVROBIO or our collaborators, the risk that AVROBIO may not successfully recruit or enroll a sufficient number of patients for our clinical trials, the risk that AVROBIO may not realize the intended benefits of our gene therapy platform, including the features of our plato platform, the risk that our product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that we anticipate, the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical or clinical trials, will not be replicated or will not continue in ongoing or future studies or trials involving AVROBIO’s product candidates, the risk that we will be unable to obtain and maintain regulatory approval for our product candidates, the risk that the size and growth potential of the market for our product candidates will not materialize as expected, risks associated with our dependence on third-party suppliers and manufacturers, risks regarding the accuracy of our estimates of expenses and future revenue, risks relating to our capital requirements and needs for additional financing, risks relating to clinical trial and business interruptions resulting from the COVID-19 outbreak or similar public health crises, including that such interruptions may materially delay our development timeline and/or increase our development costs or that data collection efforts may be impaired or otherwise impacted by such crises, and risks relating to our ability to obtain and maintain intellectual property protection for our product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause AVROBIO’s actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in AVROBIO’s most recent Quarterly Report, as well as discussions of potential risks, uncertainties and other important factors in AVROBIO’s subsequent filings with the Securities and Exchange Commission. AVROBIO explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investor Contact:

Christopher F. Brinzey

Westwicke, an ICR Company

339-970-2843

chris.brinzey@westwicke.com

Media Contact:

Stephanie Simon

Ten Bridge Communications

617-581-9333

stephanie@tenbridgecommunications.com